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                                                                   EXHIBIT 5.1

                                  [LETTERHEAD]

                                  June 11, 1999


Youbet.com, Inc.
1950 Sawtelle Boulevard
Suite 180
Los Angeles, CA 90025

              Re:  REGISTRATION STATEMENT ON FORM S-3 (FILE NO. 333-76029)
                   -------------------------------------------------------

Dear Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 (File No. 333-76029), as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 3 (the "Registration Statement") filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of 4,022,750 shares of Common Stock (including 675,000 which may be sold by Selling Stockholders and 506,250 shares of Common Stock which may be sold by Selling Stockholders pursuant to the exercise of the underwriters' over-allotment option) (the "Shares"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.

                               Very truly yours,


                      /s/ CHRISTENSEN, MILLER, FINK, JACOBS,
                           GLASER, WEIL & SHAPIRO, LLP